UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 18, 2006

(Date of Earliest Event Reported)

PENN VIRGINIA RESOURCE PARTNERS, L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-16735	23-3087517
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 300
100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

__   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

__   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

__   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

__   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

            As previously reported in a Current Report on Form 8-K filed on December 7, 2006 with the Securities and Exchange Commission (the "Commission"), on December 4, 2006, Penn Virginia Resource Partners, L.P. (the "Partnership") entered into a Units Purchase Agreement (the "Units Purchase Agreement") with Penn Virginia GP Holdings, L.P. ("PVG"), pursuant to which the Partnership agreed to sell, and PVG agreed purchase, 416,444 common units representing limited partner interests in the Partnership ("Common Units") and 3,610,383 Class B units representing limited partner interests in the Partnership ("Class B Units"). As previously reported in a Current Report on Form 8-K filed on December 13, 2006 with the Commission, the consummation of the purchase and sale of such Common Units and Class B Units occurred simultaneously with the consummation of the initial public offering (the "PVG IPO") of the common units representing limited partner interests in PVG ("PVG Common Units") on December 8, 2006. The aggregate purchase price for the 416,444 Common Units and 3,610,383 Class B Units purchased and sold pursuant to the Units Purchase Agreement was $102,482,747.15.

            In connection with the PVG IPO, PVG granted the underwriters of such offering (the "Underwriters") a 30-day option to purchase up to an additional 945,000 PVG Common Units to cover over-allotments, if any, on the same terms as those PVG Common Units sold by PVG in the PVG IPO (the "Option"). On December 13, 2006, the Underwriters exercised the Option with respect to 600,000 PVG Common Units. On December 18, 2006, in accordance with the Units Purchase Agreement, PVG used all of the net proceeds from the exercise of the Option to purchase 401,781 additional Class B Units. The aggregate purchase price for the 401,781 additional Class B Units purchased and sold pursuant to the Units Purchase Agreement was $10,225,326.45.

            The transactions involving the sales of the Partnership's Common Units and Class B Units were undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2). The Partnership believes that exemptions other than the foregoing exemption may exist for these transactions.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2006

Penn Virginia Resource Partners, L.P.
By:	Penn Virginia Resource GP, LLC
its general partner

By:	/s/ Nancy M. Snyder
Nancy M. Snyder
Vice President and General Counsel